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Exhibit 4

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010

                           OFFER TO PURCHASE FOR CASH
 ALL OUTSTANDING SHARES OF COMMON STOCK, SERIES A CONVERTIBLE PREFERRED STOCK,
  SERIES B 8% CONVERTIBLE PREFERRED SHARES, SERIES C 6% CONVERTIBLE REDEEMABLE
    PREFERRED STOCK AND SERIES D 10% CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                          EVEREST MEDICAL CORPORATION

                                      FOR

                              $4.85 NET PER SHARE

                                       BY

                            GOLDEN ACQUISITION CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

                                GYRUS GROUP PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON THURSDAY, APRIL 13, 2000, UNLESS EXTENDED.

                                                                  March 16, 2000

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

    We have been appointed by Golden Acquisition Corp., a Delaware corporation (the "Purchaser"), and a wholly-owned subsidiary of Gyrus Group PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of (1) Common Stock, par value $.01 per share, (2) Series A Convertible Preferred Stock, (3) Series B 8% Convertible Preferred Shares, (4) Series C 6% Convertible Redeemable Preferred Stock, and
(5) Series D 10% Convertible Redeemable Preferred Stock (collectively, the "Shares"), of Everest Medical Corporation, a Minnesota corporation (the "Company"), at $4.85 per Share, net to the seller, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase for Cash, dated March 16, 2000 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

    1.  Offer to Purchase for Cash, dated March 16, 2000;

    2. Letter of Transmittal to be used by shareholders of the Company accepting the Offer;

    3. The Letter to Shareholders of the Company from John L. Shannon, Jr., the Chairman, President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on
       Schedule 14D-9;

    4. a printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;
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    5.  Notice of Guaranteed Delivery;

    6. guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  return envelope addressed to Wilmington Trust Company, the Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED AS OF THE DATE OF EXPIRATION OF THE OFFER ON A FULLY DILUTED BASIS TAKING INTO ACCOUNT ALL SHARES ISSUABLE ON EXERCISE OR CONVERSION OF ALL OPTIONS, WARRANTS AND ANY OTHER RIGHTS TO ACQUIRE SHARES OUTSTANDING ON THE DATE OF THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION").

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON THURSDAY, APRIL 13, 2000, UNLESS EXTENDED.

    The Board of Directors of the Company, after receiving the unanimous recommendation of the Special Committee of the Board of Directors, has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company and unanimously recommends that shareholders of the Company accept the Offer and tender their Shares. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 23, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Company will be merged with and into the Purchaser, with the Purchaser surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Minnesota law) will be converted into the right to receive $4.85 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Wilmington Trust Company (the "Depositary"), of (1) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          MACKENZIE PARTNERS, INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.